Exhibit 3.3

BOOTHEEL AGRI-ENERGY, LLC
Operating Agreement
Effective Upon Adoption

BOOTHEEL AGRI-ENERGY, LLC
Operating Agreement
TABLE OF CONTENTS

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Bootheel Agri-Energy, LLC
Operating Agreement

THIS OPERATING AGREEMENT of Bootheel Agri-Energy, LLC (the “Company”) is adopted and made effective upon adoption by the initial Board of Managers.

OPERATION, MANAGEMENT, AND INTERESTS
IN THE COMPANY

ARTICLE 1.

Definitions

Section 1.1  Reference to Certain Terms.

For purposes of this Agreement: (1) references to “Articles” and “Sections” are to those Articles and Sections appearing in this Agreement unless explicitly indicated otherwise; and (2) references to statutes include all rules and regulations under those statutes, and all amendments and successors to those statutes.

Section 1.2  Definitions.

The definitions in this Section 1.2 (and the definitions in Section 1.10 of Appendix E) apply throughout this Agreement unless the context requires otherwise.

“Act” means the Missouri Limited Liability Company Act as set forth in the Revised Statutes of Missouri (commencing with Section 347.010 of the Revised Statutes of Missouri), as amended from time to time (or any corresponding provision or provisions of any succeeding law).

“Affiliate” means, with respect to any Person: (1) a Business Entity directly or indirectly Controlling, Controlled by or under common Control with the Person; (2) an officer, director, general partner, or trustee of a Person that is a Business Entity; or (3) a Person or a representative who is an officer, director, general partner, or trustee of the Business Entity described in clauses (1) or (2) of this sentence.

“Agreement” means this Operating Agreement of the Company, as amended, modified, or restated from time to time.

“Articles of Organization” means the articles of organization of the company as amended or restated and filed with the Missouri Secretary of State pursuant to the Act.

“Board” or “Board of Managers” means the individuals who are named, appointed or elected as Managers of this Company under Section 5.3 acting collectively pursuant to this Agreement.

“Business Entity” means a partnership (whether general or limited), joint venture, association, cooperative, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated association, governmental entity, or any other legal entity, including an individual acting as a sole proprietorship or as a business.

“CEO” means the Chief Executive Officer of the Company appointed by the Board.

“Class” is the designated division in Interests as provided in Section 3.2(a).

“Class A Member” means a Person who holds Class A Units, meets the requirements of Section 4.2(a), is admitted as a Class A Member and has not ceased to be a Class A Member.

“Class A Members” mean all Persons who hold Class A Units, meet the requirements of Section 4.2(a), are admitted as Class A Members and have not ceased to be Class A Members.

“Class A Units” mean Units that are designated as Class A Units pursuant to Section 3.2(a).

“Company” means Bootheel Agri-Energy, LLC, the limited liability company formed by the filing of the Articles of Organization in accordance with the Act and the limited liability company continuing the business of this Company in the event of dissolution of the Company as provided in this Agreement and the Act.

“Confidential Information” is defined in Section 4.1(c).

“Control,” “Controlling,” “Controlled by” and “under common Control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Business Entity, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect at least fifty percent (50%) of the Board of Directors, or persons exercising similar authority with respect to the Business Entity.

“Dissolution Event” has the meaning given in Section 7.1(a).

“Distribution” means a payment of cash or property to a Unitholder based on the Unitholder’s Interest in the Company as provided in this Agreement.

“Effective Date” is the date this Agreement is adopted as provided in the introductory paragraph.

“Event of Disassociation” has the meaning given in Section 4.6(a).

“Interest” means, collectively, the Unitholders’ financial rights to Profits, Losses and other allocation items, and to receive Distributions and, with respect to Members, the right of the Members to vote on matters and to receive information concerning the business and affairs of the Company as provided for in this Agreement.

“Lien” means a security interest, lien or other encumbrance in Units pledged or granted for the purpose of securing debt financing.

“Liquidator” has the meaning given in Section 7.6(a).

“Managers” is defined in Section 5.3.

“Member” means a Person who is admitted as a Member under Section 4.3, and who has not ceased to be a Member.

“Members” mean all Persons who are admitted as a Member under Section 4.3, and who have not ceased to be a Member.

“Person” means any individual natural person, or a Business Entity.

“Property” means all real and personal property acquired by the Company, including cash and any improvements to the Property, and includes both tangible and intangible property.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Business Entity, any corporation, partnership, joint venture, limited liability company, association or other entity Controlled by the Business Entity.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition or other transfer, whether by operation of law (e.g., pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to convey, sell, or otherwise dispose of, but does not include a pledge or grant of a Lien.

“Transfer Restrictions” means the restrictions on Transfer of Units in Section 3.8 and the Unit Transfer Policy attached as Appendix C.

“Unit” means the unit of measurement within a Class into which Interests in the Company are divided as provided in Section 3.2(a).

“Unit Ledger” has the meaning given in Section 3.5.

“Unit Transfer Policy” is the policy for Transferring Units attached as Appendix C.

“Unitholder” means a Person who holds Units, whether or not the Person is a Member. “Unitholders” mean all Persons holding Units. Unitholders may be designated with respect to specific types or classes of Units held.

ARTICLE 2.

Formation, Purpose, Powers

Section 2.1  Formation.

The Company was formed as a Missouri limited liability company pursuant to the Act.

Section 2.2  Name.

The name of the Company is stated in the Articles of Organization and all business of the Company shall be conducted in that name or under other names as the Board, without Member approval, may determine. The Board, without Member approval, may change the name of the Company in accordance with the Act.

Section 2.3  Purpose; Powers.

(a) Purpose.  The Company has been formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental to this purpose.

(b) Powers.  The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law, or by this Agreement, together with any lawful powers incidental to those powers and privileges, including the powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.4  Principal Place of Business.

The principal place of business of the Company shall be at the place or places stated in the Principal Place of Business attached as Appendix A and incorporated as part of this Agreement. The Principal Place of Business may be amended or changed by resolution of the Board without Member approval. The records required by the Act shall be maintained at one of the Company’s principal offices.

Section 2.5  Term.

The term of the Company shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in this Agreement.

Section 2.6  Filings; Agent for Service of Process.

(a) Maintenance of Missouri Status.  The Board shall take any actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Missouri. The Board shall cause amendments to the Articles of Organization to be filed whenever required by the Act.

(b) Maintenance of Status in Other Jurisdictions.  The Board shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) Agent For Service of Process.  The name and address of the agent for service of process on the Company in the State of Missouri shall be stated in the Agent for Service of Process attached as Appendix B and incorporated as part of this Agreement, which shall be amended by the Board, without Member approval, to reflect the appointment of any successor.

(d) Filings Upon Dissolution.  Upon the dissolution and completion of the winding up and liquidation of the Company, the Board shall cause to be filed Articles of Termination in accordance with the Act and cause similar filings as necessary to be made under the laws of any other jurisdictions.

Section 2.7  Title to Property.

All Property owned by the Company is owned by the Company as an entity, and a Unitholder, Member, or Manager does not have any ownership interest in the Property in their individual name. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Unitholder, Member, or Manager.

Section 2.8  No Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and an asset of the Company shall not be Transferred or encumbered for, or in payment of, any individual obligation of any Unitholder, Member, or Manager.

Section 2.9  Independent Non-Competitive Activities.

Neither this Agreement nor any activity under this Agreement shall prevent a Unitholder, Member, or Manager or any of their Affiliates, acting on their own behalf, from engaging in whatever activities they choose, unless the activities are competitive with the Company or the Company’s Affiliates as determined by the Board. Activities, other than activities that are competitive with the Company, or the Company’s Affiliates, may be undertaken by a Unitholder, Member, or Manager without having or incurring any obligation to: (1) offer any interest in the activities to the Company or any other Unitholder or Member; or (2) require the Unitholder, Member, or Manager undertaking the activity to allow the Company, the Company’s Affiliates, or other Unitholders, Members, Managers, or their Affiliates to participate in any of those activities. As a material part of the consideration for becoming a Unitholder, Member, or Manager, each Unitholder, Member, or Manager shall not have any right or claim of participation in another Unitholder’s, Member’s or Manager’s activities.

Section 2.10  Limited Liability.

Except as otherwise expressly provided by the Act, this Agreement, or agreed to under another written agreement, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations, and liabilities of the Company, and a Unitholder, Member, or Manager of the Company is not obligated personally for any debt, obligation, or liability of the Company solely by reason of being a Unitholder or Member or by acting as a Manager of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Unitholders, Members, or Managers for any debt, obligation, or liability of the Company.

Section 2.11  Members And Unitholders Bound Without Execution.

A Member or Unitholder who has Interests in the Company shall be bound by this Agreement without the necessity of executing a physical copy of this Agreement.

ARTICLE 3.

Units, Unitholders, Financial Rights

Section 3.1  Rights and Obligations of Unitholders.

The respective rights and obligations of the Unitholders will be determined pursuant to the Act and this Agreement. To the extent that any right or obligation of any Unitholder is different by reason of any provision of this Agreement than it would be in the absence of that provision, this Agreement, to the extent permitted by the Act, will control.

Section 3.2  Units.

(a) Unitholder Interests and Units.  The Interests of the Unitholders will be divided into one or more classes (“Classes”), with the initial Class designated as Class A, and with subsequent Classes as may be established by the Board designated as Class B, Class C and sequentially lettered. Interests within each Class will be divided into units (the “Units”) designated as Class A Units (with respect to Class A), Class B Units (with respect to Class B), Class C Units (with respect to Class C), and sequentially lettered. With respect to the Class B and subsequent Classes of Units, the Board of Managers without Member approval is granted the express authority, by resolution and conforming amendments to this Agreement, to fix and establish the designations, powers, preferences, and governance and veto rights including Member voting rights and rights to appoint or elect Managers to the Board, qualifications, limitations or restrictions of each additional Class of Units (and the corresponding obligation to fix and establish these designations, powers, preferences, governance and other rights, qualifications, limitations and restrictions whenever any additional Class is established). The power of the Board extends to and includes the express authority to create Classes and Units, without Member approval, which have terms granting the additional Class and the Units (and the holders of the Units) rights, powers, preferences and privileges greater than the rights, powers, preferences and privileges associated with any previously established and designated Class or issued Units. The rights, powers, preferences and privileges are the same for all Units within a Class except as expressly provided otherwise in this Agreement, the Class designation approved by the Board, or the subscription or other agreement regarding the Units approved by the Board.

(b) Additional Units.  The Board may issue additional Units without Member approval, including Class A Units, to existing or new Unitholders in exchange for Capital Contributions as provided in Section 3.3(b).

(c) Adjustment of Books and Records and Amendment of this Agreement.  Upon acceptance of Capital Contributions under Section 3.3, the issuance of additional Units, or any change in Unitholders or Members, the Board shall cause the books and records of the Company and the Unit Ledger to be appropriately adjusted, and the Board shall amend this Agreement, without Member approval, to reflect the terms and conditions of the Capital Contributions and the issuance of Units, including any changes to the percentages of allocations and Distributions to different Classes or Units.

Section 3.3  Capital Contributions.

(a) Initial Unitholders.  Those persons satisfying the conditions of Section 4.3(a) of this Agreement shall be the initial Unitholders of the Company.

(b) By Unitholders For Additional Units.  Each Unitholder’s Capital Contribution, if any, may be any consideration, whether in cash or a form other than cash (including past or future services), upon execution of any documents and on any other terms and conditions (including, in the case of Units issued to employees and consultants, any vesting and forfeiture provisions) as the Board determines to be appropriate, without Member approval.

(c) Additional Contributions Not Required.  A Unitholder is not obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of a Unitholder’s written agreement to make Capital Contributions. Units and their holders are not subject to any mandatory assessment, requests or demands for capital.

Section 3.4  No Certificate For Units.

The Units of the Company are not certificated Units unless otherwise determined by the Board. If the Board determines that the Units shall be certificated, the Board shall have the power and authority to make rules and regulations, not inconsistent with this Agreement or the Act, as the Board deems appropriate relating to the issuance, Transfer, conversion, and registration of certificates of the Company, including legend requirements or the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

Section 3.5  Unit Ledger.

The Board shall prepare, amend, and supplement a Unit Ledger without approval of the Members that states the Unitholders and the Class and number of Units held by each Unitholder, the Capital Contribution of the Unitholder, and those Unitholders who are Members of each Class.

Section 3.6  Allocations and Distributions.

(a) Generally.  The provisions relating to allocations of Profits, Losses and other allocation items of profit and loss, and Distributions are provided in this Section 3.6 and Article 7; Appendix C as to Transfers; and in Article III, Article IV, and Article XII of Appendix E. The provisions of this Section 3.6 may be amended by the Board, without Member approval, to conform with Class designations under Section 3.2(a). Appendix E is attached and incorporated as part of this Agreement. Appendix E may be amended by the Board without Member approval.

(b) Distributions.  Distributions other than Liquidating Distributions will be made on a Class Percentage and then unitary basis in proportion to the Units held in any Class, subject to Section 3.6(a).

(c) Liquidating Distributions.  Liquidating Distributions will be made to the Unitholders in accordance with their positive Capital Account balances, subject to Section 3.6(a), after payment of any obligations.

(d) Offset.  The Company may offset any debts, liabilities, or amounts owed by a Unitholder to the Company in amounts and at times determined by the Board in their discretion against Distributions or other amounts owed or to be paid to a Unitholder.

Section 3.7  Unitholder Conditions And Limitations.

(a) Interests Are Personal Property.  The interests of a Unitholder (whether or not a Member) in the Company are personal property for all purposes.

(b) No Compensation or Reimbursement.  Except as otherwise provided in a written agreement or policy approved by the Board and except for compensation employees receive as employees of the Company, a Unitholder, whether or not a Member, in the status as Unitholder or Member shall not receive any salary, fee, or draw for services rendered to or on behalf of the Company and shall not be reimbursed for any expenses incurred by the Unitholder or Member on behalf of the Company.

(c) Advances to Company.  A Unitholder or Affiliate of the Unitholder may, with the consent of the Board, lend or advance money to the Company. If any Unitholder or Affiliate of the Unitholder loans or advances money to the Company on its behalf, the amount of any loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of the loan or advance by a lending Unitholder or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate agreed upon by the Board and the Unitholder. The Unitholders or their Affiliates are not obligated to make any loan or advance to the Company.

(d) No Return of Distributions.  Except as required by law, a Unitholder (whether or not a Member) is not obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Unitholder is obligated to return or pay any part of any Distribution, the obligation will bind the Unitholder alone and not any other Unitholder. The provisions of the immediately preceding sentence are solely for the benefit of the Unitholders and will not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Unitholder or upon approval of the Board paid by a Unitholder for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to the Unitholder.

(e) Redemption.  The Company, by resolution of the Board, may redeem the Units of a Class of a Unitholder that are not held by a Member of that Class. Unless otherwise provided by resolution of the Board, a Unitholder (whether or not a Member), or any transferee of a Unitholder, does not have a right to: demand, withdraw or receive a return of the Unitholder’s (or transferee’s) Capital Contributions or Capital Account; to require the purchase or redemption of the Unitholder’s (or transferee’s) Units or Interest; or to receive a Distribution in partial or complete redemption of the fair value of the Unitholder’s Units or Interest in the Company, (except in all cases a redemption authorized by the resolution of the Board under this Section 3.7(e) or as provided in Appendix E, Article XII, or Article 7 of this Agreement following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. The other Unitholders and the Company do not have any obligation to purchase or redeem the Units or Interest of any Unitholder or transferee. Each Unitholder (whether or not a Member), as a condition of becoming a Unitholder, has no right to receive a Distribution in partial or complete redemption of the fair value of the Units or Interest of any Unitholder upon an Event of Disassociation or otherwise, in the absence of the provisions in this Agreement, it would otherwise be afforded by a provision of the Act.

(f) Rights of Unitholders Who Are Not Members.  Unless admitted as a Member pursuant to Section 4.3, a Person who acquires Units, or a Person who holds Units and ceases to be a Member, has only the rights of an “unadmitted assignee” and is only entitled to allocations and Distributions with respect to the Units in accordance with this Agreement, and does not have any right to any information or accounting of the affairs of the Company, and is not entitled to inspect the books or records of the Company, and does not have any of the rights of a Member under the Act or this Agreement. Units held by a Person who is not a Member are subject to the Transfer Restrictions.

(g) Specific Limitations.  A Unitholder (whether or not a Member) does not have the right, power or authority to: (1) reduce the Unitholder’s Capital Account, except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (2) make voluntary Capital Contributions to the Company except when authorized by the Board; (3) bring an action for partition against the Company or any Company assets; (4) cause the termination and dissolution of the Company, except as set forth in this Agreement; (5) require that any Distribution to the Unitholder be made in the form of property other than cash; (6) (in the Unitholder’s capacity as a Unitholder or Member) take part in or interfere in any manner with the management of the business and affairs of the Company; (7) (in the Unitholder’s capacity as a Unitholder or Member) act for or bind the Company; and (8) have any contractual appraisal rights under the Act. Each Unitholder (whether or not a Member) by becoming a Unitholder shall have irrevocably waived each of the rights contained in clauses (1) through (8) of this Section 3.7(g).

Section 3.8  Restrictions on Transfers.

(a) General Restrictions.  The Board shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the Transfer Restrictions, consisting of the provisions of this Section and the Unit Transfer Policy, have been satisfied or the Board has by resolution specifically waived any unsatisfied provision, condition or restriction. A Transfer of Units approved by the Board that satisfies the provisions and conditions of the Transfer Restrictions (or if any unsatisfied condition is waived), shall be referred to in this Agreement as a “Permitted Transfer”.

(b) Not Binding Until Entered in Company Books.  A Transfer of Units is not binding on the Company without the approval of the Board and not until the Transfer is entered in the books and records of the Company.

(c) Pledge of Units Allowed.  Notwithstanding the Transfer Restrictions, a Unitholder may pledge, grant a Lien on all or any portion of its Units as security for the payment of debt, provided that a subsequent foreclosure or transfer to the secured party in lieu of foreclosure or otherwise shall be considered a Transfer.

(d) Unless Permitted, Transfers Void.  A purported Transfer of Units that is not a Permitted Transfer is null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Board, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s rights to allocations and Distributions as provided by this Agreement with respect to the transferred Units, which allocations and Distributions may be applied or set off against (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of the Units may have to the Company.

(e) Indemnification of Company.  If a Transfer or attempted Transfer of Units is not a Permitted Transfer, the Unitholder and the prospective transferee engaging or attempting to engage in the Transfer is liable to and shall indemnify and hold harmless the Company and the other Unitholders from all cost, liability, and damage that the Company and any of the other Unitholders may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of the Transfer or attempted Transfer and efforts to prohibit the transfer or enforce the indemnity.

(f) Transferee Subject to Transfer Restrictions.  Units held by a transferee are subject to the Transfer Restrictions.

(g) Unit Transfer Policy.  The Unit Transfer Policy shall be consistent with this Agreement and impose conditions and restrictions on Transfers to: (1) preserve the tax status of the Company; (2) comply with state or federal securities laws; (3) require appropriate information from the transferor and transferee regarding the transfer; (4) require representations from the transferor and/or transferee regarding the Transfer; and (5) allow the Board to determine whether or not the transferee is a competitor of the Company or the Company’s Affiliates. The Unit Transfer Policy also shall state the permitted method and conventions that shall be used in allocating Profits, Losses, and each item of Profits, and Losses and all other items attributable between the transferor and the transferee. The Unit Transfer Policy is attached as Appendix C, and incorporated as part of this Agreement. The Unit Transfer Policy may be amended by the Board without Member approval.

ARTICLE 4.

Members and Member Voting

Section 4.1  Rights and Obligations of Members.

(a) Authority.  The respective rights and obligations of Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of any provision of this Agreement, to the extent permitted by the Act, this Agreement shall control. A Member, other than a Member acting in his or her capacity as an officer of the Board or an officer of the Company pursuant to delegated authority, does not have the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board.

(b) Access to Records.  The Company shall provide to a Member upon written request of the Member: (1) the Class and Number of Units held by the Member; (2) the percentage or share of annual Distributions to which the Member is entitled based upon the Units held by the Member; (3) the voting rights of the Member for each Class of Units held; (4) the most recent audited financial statements of the Company; and (5) copies or internet access to any annual, quarterly, and special reports filed by the Company with the Securities and Exchange Commission. The Board shall prescribe the form and format in which the information in clauses (1) to (5) is transmitted to the Member. For all other information, upon the request of a Member for a proper purpose related to the Member’s Interest as determined by the Board, the Board will allow the Member and its designated representatives or agents, upon at least ten (10) business days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records to the extent required by the Act for the proper purpose at the Member’s sole cost and expense. Each Member and Unitholder has an expectation of privacy that information about them or their Interests in the Company will not be shared with other Members for an improper purpose. The Member’s request for information and right to inspect information is subject to any reasonable standards as may be established by the Board on a case by case basis or from time to time and the inspection rights will be restricted by the Board to protect the rights of other Members and the Company from damage by the requesting Member. The Board has the authority and shall restrict access to and protect Confidential Information of the Company in a manner consistent with this Section 4.1(b) and Section 4.1(c) as deemed appropriate by the Board.

(c) Nondisclosure.  Except as otherwise consented to by the Board, all non-public information furnished to the Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by the Member, or by any of the Member’s agents, representatives or employees, in any manner, in whole or in part, except that: (1) a Member will be permitted to disclose Confidential Information to those of the Member’s agents, representatives and employees who need to be familiar with the information in connection with the Member’s investment in the Company and who are charged with an obligation of confidentiality and nondisclosure to other Persons; (2) a Member will be permitted to disclose Confidential Information to the Member’s partners and equity holders so long as they agree to keep the information confidential on the terms set forth in this Agreement; (3) a Member will be permitted to disclose Confidential Information to the extent required by law, so long as the Member will have first provided the Company a reasonable opportunity to contest the necessity of disclosing the information; and (4) a Member will be permitted to disclose Confidential Information with prior written notice to the Company regarding the Persons and the nature of and restrictions on the Confidential Information to be disclosed, only to the Persons and to the extent necessary for the enforcement of any right of the Member arising under this Agreement.

Section 4.2  Minimum Required Unit Holding by Members.

(a) Class A Members.  Class A Members must hold at least 20,000 Class A Units.

(b) Other Classes.  A Unitholder must hold the minimum number and Class of Units required for membership as stipulated in the designation of another Class.

Section 4.3  Admission of Members.

(a) Initial Members.  Each Person who submits a properly executed subscription agreement to purchase Units, pays for such Units in full, and who satisfies the requirements of Section 4.2 is admitted as a Class A Member upon approval of the Board.

(b) Additional Members.  Additional Persons may, upon the approval of the Board, be admitted as Members of the Company with respect to any Class of Units: (1) by meeting the requirements for membership with respect to any Class under Section 4.2 and otherwise under this Agreement including any subscription and payment for Units as determined by the Board; (2) by submitting documents required by the Board to evaluate membership approval; and (3) by submitting an executed document approved by the Board agreeing to be bound by this Agreement. A Person is not admitted as a Member of any Class by the Board unless and until an officer of the Company, acting under authority from the Board, has countersigned the Person’s application, subscription agreement, or other document required by the Board for admission as a Member of any Class. The Board in its sole discretion may refuse to admit any Person as a Member of any Class.

(c) Admission of Transferees as Members.  A transferee of Units will be admitted as a Member with respect to a Class of Units (if not already a Member) if: (1) the Transfer Restrictions are satisfied with respect to the applicable Transfer; (2) the requirements of Section 4.2 are satisfied with respect to the transferee and the Class of Units, (3) the Board approves the membership of the transferee (which approval may be granted, delayed, considered or withheld in the sole discretion of the Board); and (4) the transferee executes any instruments and satisfies any other requirements that the Board deems reasonably necessary or desirable for admission of the transferee as a Member. In the absence of satisfying the foregoing requirements, the transferee will be a non-member Unitholder with only the rights of an unadmitted assignee as provided in Section 3.7(f).

Section 4.4  Member Voting.

(a) Voting Rights Restricted.  A Member does not have any voting rights except with respect to those matters requiring a Member vote or approval for: (1) the election and removal of Managers; (2) approval of certain mergers or consolidations as provided in Section 5.1(c); (3) approval of certain dispositions of all or substantially all of the assets of the Company under Section 5.1(c); (4) approval of the dissolution of the Company under Article 7; and (5) approval of certain amendments to this Agreement under Article 6, or as specifically provided for in this Agreement.

(b) Class A Member Voting Rights.  A Class A Member is entitled to one (1) vote for each Class A Unit held by the Member; provided, however, that a Class A Member’s number of votes is at all times capped at two percent (2%) of the outstanding Class A Units. Cumulative voting of the votes for Class A Units is not permitted. A Member of any other Class will be entitled to any additional voting rights as may be stipulated in the designations governing other Classes of Units held.

(c) Voting Method for Classes.  Subject to the governance rights of the designation of any other Class of Units, Members shall vote by Class, and the Members shall take action by the affirmative vote of the majority of voting power of each Class authorized to vote as provided in this Agreement for: (1) approval of certain mergers or consolidations as provided in Section 5.1(c); (2) approval of certain dispositions of all or substantially all of the assets of the Company under Sections 5.1(c); (3) approval of dissolution of the Company under Article 7; and (4) approval of certain amendments of this Agreement under Article 6. In the election (or removal) of Managers by the Members under Section 5.3(b), Members shall take action by the affirmative vote of a majority of the voting power of the Class or Classes electing (or removing) the Manager, present either in person, by proxy, or by mail ballot, at a duly held meeting of the Members at which a quorum is present for the transaction of business.

(d) Voting on Procedural and Other Matters.  Except for Class voting matters in Section 4.4(c), the Members shall take action at a Members meeting on procedural and other matters as determined by the Chair by the affirmative vote of the Members (each Member with one vote), without regard to the Class or the Units held, unless objected to by the majority of the voting power of any Class present at the meeting.

Section 4.5   Member Meetings.

(a) Place and Manner of Meeting.  All meetings of Members shall be held at a time and place, within or without the State of Missouri, as stated in the notice of the meeting or in a duly executed waiver of notice. Presence in person, or by proxy or mail ballot, constitutes participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully convened.

(b) Conduct of Meetings.  The meetings of the Members shall be presided over by the Chair and shall be conducted in general accordance with the most recent edition of Roberts’ Rules of Order, or other rules and procedures as may be determined by the Board in its discretion. Resolutions to be voted on by the Members shall be limited to those that have been approved by the Board for presentation to the Members and contained in the notice of the meeting.

(c) Annual Meeting.  The annual meeting of the Members shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time is not grounds for dissolution of the Company.

(d) Special Meetings.  Special meetings of the Members may be called at any time by the Chair or the Board, or by the Secretary upon the request of thirty-three percent (33%) of all Members (total Members without respect to Class) regardless of the number of Units held by the requesting Members. The special meeting request shall state a proper purpose or purposes of the special meeting and the matters if any proposed to be acted on at the special meeting. Except as may be required by applicable law, the Board in its discretion may determine whether a special meeting request contains a proper purpose. If the Board determines the purpose is not proper, the Board shall notify the Person requesting the special meeting in writing of the reasons that the requestor’s purpose was not proper, and may either revise the purpose and proceed with the procedures to call a special meeting or decline to call a special meeting until a proper purpose is requested.

(e) Notice.  The Secretary shall cause a written or printed notice, reviewed by the Company’s legal counsel, stating the place, day and time of the meeting and, in the case of a special meeting, the proper purpose or purposes for which the meeting is called. The notice shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting either personally or by mail, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage prepaid. If the purpose of the meeting is to consider any item requiring Class voting of Members under Section 4.4(c), the notice shall be in a form that is approved by the Board and shall state the purpose, identify the Manager if the purpose is removal, and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

(f) Quorum.  At any annual or special meeting of the Members, a quorum necessary for the transaction of business is present if: (1) when the Board has authorized the use of mail ballot or proxies, Members with twenty percent (20%) or more of the voting power are present; and (2) in any other case, Members with ten percent (10%) or more of the voting power are present. If a vote of more than one Class is required, the quorum requirement will be applied to the Members of each Class. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a quorum, provided however, if the question of a quorum is called and the Chair determines a quorum is not present, the meeting shall be adjourned. The registration of Members eligible to vote shall be verified by the Secretary and shall be reported in the minutes of the meeting.

(g) Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or to make a determination of Members for any other proper purpose, the Board may designate a record date or provide that the record books shall be closed for a stated period not exceeding sixty (60) days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, the books shall be closed for a period not exceeding the period immediately preceding the meeting starting on the date when the notice is mailed or transmitted from the Company and the date of the meeting. In lieu of closing the record books, the Board may fix in advance a date as the record date for determination of Members. Unless otherwise determined by the Board, if the record books are not closed and a record date is not fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is first mailed or transmitted from the Company, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination applies to the reconvening of an adjournment, except where the determination has been made through the closing of record books and the stated period of closing has expired.

(h) Ballots; Proxies.  If and to the extent authorized by the Board, a Member may vote at a meeting of Members by alternative ballot (mail or otherwise) or by proxy granted by the Member or by the Member’s duly authorized attorney-in-fact. If authorized by the Board, a proxy may be granted in writing, by means of electronic transmission, or as otherwise permitted by applicable law. A proxy shall be filed with the Secretary of the Company before the meeting is convened, as determined by the Board. A proxy shall be considered filed with the Company when received by the Company at its executive offices or other place designated by the Board, unless later revoked. A proxy is not valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy is revocable at the discretion of the Member executing the proxy. While the right to vote can be exercised by proxy, only a Member has the right to be recognized in a meeting of the Members unless otherwise determined by the Chair in the Chair’s sole discretion.

Section 4.6  Termination of Membership.

(a) Termination Events.  Membership as to any Class may be terminated by the Board upon a determination by the Board that the requirements to be a Member of that Class are not met. Membership in the Company (membership in all Classes) is terminated if any of the following events occur (any of the events are referred to as an “Event of Disassociation”):

(1) a Member does not meet the requirements to be a Member with regard to at least one of the Classes of Units held by the Member as determined by the Board;

(2) a Member that is an individual dies, or a member that is not an individual ceases to exist as a Business Entity, and leaves no successor qualified as determined by the Board to be a Member;

(3) a Member Transfers all of the Member’s Units;

(4) the Member resigns as a Member with respect to all Classes of Units held under Section 4.7; or

(5) the Board by resolution finds that a Member:

(i) has intentionally or repeatedly violated any provision of this Agreement;

(ii) has breached any agreement with or obligation to the Company;

(iii) has intentionally or repeatedly taken actions that will impede the Company from accomplishing its purposes;

(iv) is a Person who is a competitor of the Company or a competitor of an Affiliate of the Company;

(v) is a Person who is detrimental to the interests of the Company or an Affiliate of the Company; or

(vi) has willfully obstructed any lawful purpose or activity of the Company.

(b) Unitholder rights upon Event of Disassociation.  Upon membership termination under clauses (1), (4) or (5) in Section 4.6(a), the Unitholder’s rights shall be those granted in Section 3.7 (f).

Section 4.7   Resignation.

A Member may resign as a Member of any Class or all Classes at any time. A resignation must be made in writing delivered to the Secretary of the Company, and will take effect at the time specified in the resignation or, if no time is specified, upon receipt. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. The resignation as a Member does not terminate or cancel any contractual or other obligations of the resigning Member to the Company or obligate the Company to make any distributions to the resigning Member under the Act or otherwise, except as approved by resolution of the Board.

Section 4.8  Continuation of the Company.

The occurrence of an Event of Disassociation or any other event which is deemed to terminate the continued membership of a Member in one or all Classes, will not dissolve the Company, the Company’s affairs shall not be required to be wound up, and the Company will continue without dissolution.

ARTICLE 5.

Management of Company

Section 5.1  Governance by Board, CEO.

(a) General Authority.  As provided in this Agreement, the powers and privileges of the Company shall be exercised by or under the authority of the Board, and the business and affairs of the Company shall be governed by the Board, and management of the Company shall be delegated to the CEO. The Company shall not be governed or managed by the Members, except those matters for which consent or approval of the Members is required by this Agreement or any nonwaivable provisions of the Act. The Board by resolution and employment agreement shall allocate and delegate governance and management of the Company between the Board and the CEO. Any delegation or allocation by the Board shall not cause the individuals constituting the Board to cease to be “managers” of the Company for purposes of the Act.

(b) Policies, Rules, Regulations.  The Board may adopt policies, rules, and regulations and may take actions as it deems advisable in furtherance of the purposes of the Company, provided that the Board shall not act in a manner contrary to this Agreement.

(c) Board Actions Requiring Member Consent.  Notwithstanding any other provision of this Agreement, the following actions will not be taken by the Company without a resolution describing and authorizing the action that is approved by the Board and is also approved by the Members:

(1) mergers or consolidations with or into any other Business Entity which is not an Affiliate of the Company, whether or not the Company is the surviving entity;

(2) dispositions (whether effected by merger, sale of assets, lease, equity exchange or otherwise) of all or substantially all of the assets of the Company, other than through a pledge, security, transfer to a subsidiary under the control of the Company or transfer to effect a securitization of the Company’s assets for purposes of debt financing;

(3) amendments of this Agreement requiring approval by the Members to the extent provided in Article 6; and

(4) dissolution of the Company under Section 7.1.

(d) Duty to the Company.  The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member, Manager, or any of their Affiliates. The Board shall take all actions which may be necessary or appropriate: (1) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Missouri and each other jurisdiction in which the existence is necessary to protect the limited liability of Members and Unitholders or to enable the Company to conduct the business in which it is engaged; and (2) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Manager shall have the duty to discharge the foregoing duties in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A Manager is not under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

(e) Duty of Care and Loyalty.  Without limiting the applicability of Section 5.1(d) or any other provision of this Agreement, the following provisions will be applicable to the Board and to the Managers in their capacity as Managers:

(1) the Board and the Managers and the decisions of the Board will have the benefit of the business judgment rule to the same extent as the Board, the Managers and the decisions would have the benefit of the rule if the Board were a board of directors of a Missouri corporation and the Managers were directors; and

(2) the Board and the Managers will have the same duties of care and loyalty as they would have if they were a board of directors and directors of a Missouri corporation, but in no event will any member of the Board be liable for any action or inaction for which this Agreement expressly waives liability for the Manager.

Section 5.2  Actions by Board; Committees; Reliance on Authority.

(a) Board Action.  In taking any action under this Agreement, the Managers shall act: (1) collectively through meetings of the Board held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement; (2) through committees established pursuant to Section 5.2(b); and (3) through officers of the Board, and through the CEO by resolutions of delegated and reserved authorities and employment agreement. The Board shall take action by the affirmative vote of the Managers present at a duly held meeting of the Board at which a quorum is present.

(b) Committees.  The Board, by resolution approved by the affirmative vote of a majority of the Managers then holding office, may from time to time establish one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Managers or Members, provided that a majority of committee members on each committee must be a Manager or Member. Any committee shall have and may only exercise the authority and duties to the extent provided by the Board in the resolution establishing the committee, subject at all times to the limitations set forth in the Act, this Agreement and to the direction and control of the Board. Unless otherwise provided by the Board, the presence of a majority of the members of the committee constitutes a quorum for the transaction of business at a meeting of the committee, and the committee shall act by the affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and their members to the same extent they apply to the Board and Managers, including the provisions with respect to meetings and notice, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board. The Board may dissolve any committee at any time.

(c) Reliance on Authority.  A Person dealing with the Company, may rely on the authority of an officer of the Board or an officer of the Company in taking an action in the name of the Company without inquiry into the provisions of this Agreement or compliance with this Agreement, regardless of whether the action is actually taken in accordance with the provisions of this Agreement, unless the Person dealing with the Company has actual knowledge that the officer lacks authority to act or the Act establishes that the officer lacks authority to act.

Section 5.3  The Board.

(a) Manager Election and Appointment.  The Board shall consist of individuals appointed or elected under this Section (“Managers”) who are the “managers” of the Company for all purposes under the Act. Managers shall be appointed by the Board and elected by the Members at the times, in the manner, and for the terms as prescribed by this Agreement. A Manager is not required to be a Member. The initial Managers comprising the initial Board who shall serve until the first Annual Meeting of the Members in the manner and as prescribed by this Agreement consists of the individuals, terms, and classification as provided in the Board attached as Appendix D and incorporated as part of this Agreement. The Board may appoint Advisory Managers as provided in Section 5.3(d). Other than the initial appointment (which may only be for a term that ends with the next election of Managers by the Members), Managers and Advisory Managers appointed by the Board shall have one year terms beginning and ending at the Annual Members meeting, Managers and Advisory Managers appointed by Members shall be appointed by Members at the Annual Meeting of Members, and Managers and Advisory Managers appointed by the Board, shall be appointed by the Board within 30 days after the Annual Meeting of Members. The Board may adopt written procedures for determining the qualification and nomination of Managers. The Board, without Member approval, shall amend Appendix D to comply with any change in Managers. For purposes of this Agreement, the initial Managers in Appendix D shall be deemed to have been elected by the Class A Members.

(b)  Term.  The elected Managers shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. In order to preserve continuity of governance and the harmonious transition of the initial Board to the elected or appointed Board, the terms of the initial Managers may be staggered, with all subsequent terms for elected Managers to be for a period of three years. The Board shall adopt nomination, reporting, and other election procedures and policies for the Company in its sole discretion and which may be amended or modified by the Board in its sole discretion.

(c)  Number.  The initial Board shall consist of twenty three (23) Managers. After the first Annual Meeting of the Members, the Board shall consist of not less than nine (9) Managers. The Board by resolution may establish additional Managers to be elected by the Members. The designations for any Class under Section 3.2(a) may establish additional Managers on the Board elected by the Members or appointed by the Board or by one or more Members. At each Annual Meeting of the Members, elections will be held to fill all vacancies on the Board for elected Managers.

(d)  Advisory Managers.  The Board may also appoint “Advisory Managers” (who may be invited by the Board to serve the Board in an advisory capacity and attend meetings of the Board, but who will not be members of the Board or “Managers” as used in this Agreement or the Act and who will have no voting rights on the Board).

(e)  Independent Non-Competitive Activities.  A Manager is only required to devote the time to the affairs of the Company as are necessary to govern the business and affairs of the Company in accordance with this Agreement, and shall be free to serve any other Business Entity or enterprise in any capacity that the Manager deems appropriate in his or her discretion, provided that the other Business Entity or enterprise or one of their Affiliates is not a competitor of the Company or one of the Company’s Affiliates as determined by the Board.

(f)  Resignation.  A Manager may resign at any time. The resignation must be made in writing and shall take effect at the time specified in the written resignation or, if a time is not specified then at the time of its receipt by the Chair or the Secretary of the Company. The acceptance of a resignation is not necessary to make it effective, unless expressly provided in the written resignation.

(g)  Removal.  A Manager elected by the Members may be removed for any reason at any special meeting of Members by the affirmative vote of the majority of the voting power of the class of Members who elected the Manager. A Manager appointed by one or more Members pursuant to a Class designation may be removed at any time by the appointing Member or Members or as otherwise provided in the Class designation. A Manager appointed by the Board may be removed by the affirmative majority vote of the Managers excluding the Manager to be removed. A Manager elected or appointed by the Members may be removed at any special meeting of the Board by the affirmative vote of two-thirds (2/3) of the Managers who are not subject to removal for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the Board determines the Manager had reasonable cause to believe that the Manager’s or officer’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Manager derived an improper personal profit; or (4) willful misconduct. The notice of the meeting shall state that the removal will be discussed and acted upon at the meeting, and must also be provided to the Manager in question at least 10 days in advance of the meeting. The Manager in question has a right to be heard at the meeting.

(h)  Vacancies.  A vacancy occurring on the Board (whether by reason of an increase in the number of Managers or by reason of a vacancy in an existing Manager seat) may be filled by appointment through an affirmative vote of a majority of the remaining Managers, though less than a quorum. A Manager appointed by the Board to fill a vacancy for an elected Manager shall serve until a successor is elected and qualified at the next annual or special meeting of the Members held for the purpose of electing Managers. At the next annual meeting or special meeting of the Members called for the purpose of electing a Manager, the Members shall elect a Manager to fill the unexpired term of the vacant Manager’s position.

Section 5.4  Board Meetings.

(a) Meetings.  Regular meetings of the Board shall be held from time to time as determined by the Board. Special meetings of the Board shall be held upon the call of the Chair or two (2) or more Managers. Board meetings shall be held at the principal office of the Company or at another place, either within or without the State of Missouri, as designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice of the meeting. Managers may participate in a Board meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

(b) Notice.  Notice of each meeting of the Board, stating the place, day and hour of the meeting, shall be given to each Manager at least three (3) days before the day on which the meeting is to be held. The notice may be given orally, in writing, by facsimile transmission, by electronic mail or by any other form or means of communication that provides reasonable assurances of effective communication. Except as expressly required in this Agreement, the notice or waiver of notice of any special or regular meeting of the Board does not need to specify the business to be transacted or the purpose of the meeting.

(c) Waiver.  Whenever a notice is required to be given to a Manager under the provisions of this Agreement, a waiver of the notice in writing signed by the Manager, whether before or after the meeting time stated in the notice, shall be deemed equivalent to the giving of the notice. Attendance of a Manager at a meeting of the Board constitutes a waiver of notice of the meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating his or her objection to the transaction of any business because the meeting is not lawfully called or convened.

(d) Quorum.  One-half of the Managers in office constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

(e) Voting and Act of the Board.  Each Manager has one (1) vote, without regard to the Class or Classes of Members that elected or appointed the Manager, unless otherwise provided in a Class designation. The Board shall take action by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present. Provided that a quorum is present, there is no requirement that any action of the Board be approved by Managers elected or appointed by a certain Class of Members, unless otherwise provided in a Class designation.

(f) Action Without a Meeting.  An action required or permitted to be taken at a meeting of the Board may be taken by written action signed by the Managers with a majority of the voting power of the Managers comprising the Board, unless this Agreement prescribes a greater Manager approval for the action to be taken.

(g) Compensation.  The Board may fix the compensation, if any, of Managers. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or conducting other business of the Company.

Section 5.5  Officers.

(a) Qualification; Election.  Officers of the Board, and the CEO must be natural persons, and shall be elected or appointed by the Board. The officers of the Company shall consist of the following persons:

(1) officers of the Board, elected on an annual basis, who shall consist of a Chair and a Vice Chair, who must be Managers, and a Secretary and a Treasurer who need not be a Manager and may be appointed by the Board;

(2) the CEO who may be appointed by the Board when determined necessary; and

(3) a chief financial officer and other officers and assistant officers of the Company, who shall be appointed by the CEO.

(b) Bonds and Insurance.  The Board may require all officers, agents and employees charged by this Company with responsibility for the custody of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost shall be paid by the Company. The Board shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the property. In addition, the Board shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in a commercially reasonable amount as is customary for businesses similar to the Company.

(c) Term of Office.  An officer appointed by the Board, other than the CEO, shall hold office for a term of one year and until a successor is duly elected or appointed, unless prior to the end of the term the officer has resigned, deceased or has been removed from office.

(d) Removal and Vacancies.  Any officer elected or appointed by the Board may be removed, with or without cause, at any time by a resolution of the Board; provided that the removal is subject to the termination procedures of any written employment agreement with the Company. A vacancy in an office of the Board or the CEO shall be filled by a resolution of the Board. The CEO may remove any officer appointed by the CEO. An officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

(e) Chief Executive Officer.  The CEO shall have direct and general charge and supervision of all business and administrative operations of the Company and all other duties, responsibilities, authorities and privileges as are set forth in the CEO’s employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authorities and privileges as are delegated to the CEO by the Board by resolution, or that a CEO of a Missouri corporation would have in respect of a Missouri corporation in the absence of a specific delegation of the duties, responsibilities, authorities and privileges. The CEO may be an officer of any Business Entity in which the Company owns an interest. The CEO shall also perform other duties that may be assigned by the Board to the extent consistent with this Agreement and the CEO’s employment agreement, if any, as amended from time to time.

(f) Duties of Other Officers.  Unless provided otherwise by a resolution adopted by the Board, the officers of the Company, other than the CEO, shall have the duties as are customarily associated with their respective offices and shall perform other duties as may from time to time be prescribed by any officer to whom the officer reports.

(g) Delegation.  Unless prohibited by a resolution of the Board, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of the person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

Section 5.6  Liability and Indemnification of Managers and Officers.

(a) Liability Limitation.  A Manager or officer of the Company is not personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by the Manager or officer; provided that this provision does not eliminate or limit the liability of a Manager or officer for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager’s or officer’s conduct was lawful and had no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Manager derived an improper personal benefit or profit; or (4) willful misconduct.

(b) Indemnification.  To the fullest extent permitted or required by law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Manager or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Manager or officer (or former Manager or officer) was a party to the proceeding as a result of or in connection with (1) his or her capacity as a Manager or officer of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred); or (2) his or her service of any other Person at the request of the Company. Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay any portion of any judgments or claims against, or any expenses of, a Manager or officer (or former Manager or officer) under the foregoing provisions where the judgments and claims or proceedings arise out of or are related to an act or failure to act of the Manager or officer in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the Manager or officer had reasonable cause to believe that the Manager’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Manager or officer derived an improper personal profit; or (4) willful misconduct.

(c) Insurance.  The Company may purchase and maintain insurance on behalf of a person in the person’s official capacity against any liability or expense asserted against or incurred by the person in or arising from that capacity, whether or not the Company would be required to indemnify the person against the liability.

Section 5.7.  Contracts with Managers or Their Affiliates.

A contract or transaction between the Company or an Affiliate of the Company and a Manager or the Manager’s Affiliate or between the Company and the Company’s Affiliate and any other entity in which a Manager or the Manager’s Affiliate has a material financial interest, is not void or voidable and does not require the Manager to account to the Company and hold as trustee for the Company any profit or benefit derived from the contract or transaction solely for this reason, or solely because the Manager is present at or participates in the Board meeting at which the contract or transaction is authorized, if: (1) the material facts of the Manager’s material financial interest are disclosed to the Board; and (2) the contract or transaction is authorized or approved by two-thirds of all of the disinterested Managers. The presence of the interested Manager may be counted in determining the presence of a quorum at the meeting at which the contract or transaction is authorized but the interested Manager’s presence or vote may not be counted in determining the authorization or approval of the contract or transaction by the necessary two-thirds quantum of consent.

ARTICLE 6.

Amendments

Section 6.1  Amendments.

(a) Procedure For Amendments.  Other than amendments by the Board under Section 6.1(b), amendments to this Agreement shall be proposed solely by the Board and approved by the Members. Following the Board’s approval of any proposed amendment, the Board shall submit to the Members a verbatim statement of the proposed amendment, providing that counsel for the Company has approved of the amendment in writing as to form. The Board shall include in any submission to the Members a recommendation as to the proposed amendment. The Board shall seek the approval of the Members on the proposed amendment by consent (written or electronic affirmation as determined by the Board) of the required number of Members or shall call a meeting of the Members to vote on the proposed amendment and to transact any other business deemed appropriate. A proposed amendment is adopted and is effective as an amendment of this Agreement if the amendment is approved by Members of each Class entitled to vote on the amendment. The Board shall incorporate any amendment as a restated Agreement effective as of the effective date of the amendment.

(b) Amendments By Board.  This Agreement may be amended by the Board, without Member approval, to the extent provided in: Section 2.4 for the Principal Place of Business; Section 2.6(c) for the Agent for Service of Process; Section 3.2(a), 3.2(b) and Section 3.2(c) for designations of Classes and issuance of Units; Section 3.6 as to Class designations under Section 3.2(a). Section 3.8(g) for the Unit Transfer Policy; and Section 5.3(a) as to the change in Managers; which includes the authority of the Board to amend Appendices A, B, C, D, and E without Member approval.

(c) Amendments Of Sections By Specified Percentage.  A provision of this Agreement that requires the approval or consent of a specified percentage or number in interest of the Members or any Class of Members may not be amended without the affirmative vote of Members holding at least the specified percentage or number of voting rights of all of the Members or of the specified Class.

(d) Amendment Of This Section.  This Section shall not be amended without the approval or consent of at least two-thirds (2/3) of the voting power of Members holding each Class of Units.

ARTICLE 7.

Dissolution and Winding Up

Section 7.1  Dissolution Commencement.

(a) Dissolution Event.  The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of either of the following (each a “Dissolution Event”): (1) the affirmative vote of the

Board and a majority of the voting power of each class of Members to dissolve, wind up, and liquidate the Company; or (2) the entry of a decree of judicial dissolution pursuant to the Act.

(b) No Dissolution Prior To Dissolution Event.  The Members agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

Section 7.2  Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, Unitholders and Members, and no Unitholder or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unitholders and Members until the time as the Property has been distributed pursuant to this Section and the Articles of Organization has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator appointed under Section 7.6 shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale of the Property, to be applied and distributed, to the maximum extent permitted by law, in the following order (subject to any priority Distributions applicable to Units of any specific Class or Classes):

(1)  first, to creditors (including Managers, Unitholders, Members and Affiliates of Unitholders and Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts, obligations and liabilities (whether by payment or making of reasonable provision for payment of the liabilities); and

(2)  second, the excess of the amount paid in Section 7.2(1) above, subject to any priorities in the designation of Unit Classes, to the Unitholders in accordance with the positive balance in their Capital Accounts, as provided in Appendix E, Article XII.

Section 7.3  Rights of Unitholders.

Except as otherwise provided in this Agreement, in winding up under Section 7.2 each Unitholder shall look solely to the Property of the Company for any Distribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts, obligations and liabilities of the Company are insufficient to return the Capital Contributions, the Unitholders shall have no recourse against the Company or any other Unitholder or Unitholders.

Section 7.4  Notice of Dissolution.

(a) Notice to Unitholders and Claimants.  Within thirty (30) days after the occurrence of a Dissolution Event, the Board shall provide written notice of the Dissolution Event to each of the Members and any Unitholders who are not Members, and the Board may notify its known claimants and/or publish notice as further provided in the Act.

(b) Certificate of Cancellation.  Upon completion of the distribution of the Company’s Property as provided in this Article 7, the Company shall be terminated, and the Liquidator shall cause the filing of a Certificate of Cancellation in accordance with the Act and shall take all other actions as may be necessary to terminate the Company.

Section 7.5  Allocations During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unitholders pursuant to Section 7.2 (the “Liquidation Period”), the Unitholders shall continue to share Profits,

Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article 3 and Appendix E.

Section 7.6  The Liquidator.

(a) Definition.  The “Liquidator” shall mean a Person appointed by the Board to oversee the liquidation of the Company. The Liquidator may be the Board or a committee of three or more Managers appointed by the Board.

(b) Fees.  The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 7 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification.  The Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any act or omission, which attorneys’ fees may be paid as incurred, except to the extent the liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

Section 7.7.  Form of Liquidating Distributions.

For purposes of making Distributions required by Section 7.2, the Liquidator may determine whether to distribute all or any portion of the Property in kind or to sell all or any portion of the Property and distribute the proceeds from the sale.

ARTICLE 8.
Miscellaneous

Section 8.1  Notices.

A notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing, facsimile or electronic communication, as determined by the Board, and shall be deemed to have been delivered, given, and received for all purposes: (1) if delivered personally to the Person or to an officer of the Business Entity to whom the same is directed; or (2) when the same is actually delivered to the recipient’s address on record with the Company. Notices, payments and demands shall be transmitted or sent: (1) if to the Company, to the address determined pursuant to Section 2.4; and (2) if to the Unitholders or Members, to the address of the Unitholder or Member on record with the Company.

Section 8.2  Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and Unitholders and their respective successors, transferees, and assigns, without the necessity of physical execution of this Agreement.

Section 8.3  Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member or Unitholder.

Section 8.4  Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

Section 8.5  Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 8.6  Severability.

Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, the illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if the illegality or invalidity would be to cause the Members to lose the material benefit of their economic bargain, then the Members agree to negotiate in good faith to amend this Agreement in order to restore the lost material benefit.

Section 8.7  Incorporation by Reference.

Every exhibit, schedule, and other appendix attached to this Agreement and referred to in this Agreement is not incorporated in this Agreement by reference unless this Agreement expressly provides that the exhibit, schedule or appendix is to be incorporated as part of this Agreement.

Section 8.8  Variation of Terms.

All terms and any variations of the terms shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the term may require.

Section 8.9  Governing Law.

The laws of the State of Missouri shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising under this Agreement.

Section 8.10  Specific Performance.

Each Member and Unitholder agrees that the other Members and Unitholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any other remedy to which the Company on behalf of the nonbreaching Members may be entitled, at law or in equity, the Company on behalf of the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction.

Section 8.11  Consent to Jurisdiction.

All actions, suits or proceedings arising out of or based upon this Agreement or the subject matter of this Agreement if brought by a person other than the Company shall be brought and maintained exclusively in the federal courts located in the State of Missouri, provided that upon determination by the Board of Managers, the Company has the right to bring, maintain, or remove any action, suit, or proceeding arising out of or based on this Agreement or the subject matter of this Agreement to any state or federal court located in the State of Missouri. Each of the Unitholders and Members: (1) shall irrevocably be subject to the jurisdiction of the federal courts located in the State of Missouri for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter of this Agreement; and (2) waives to the extent not prohibited by applicable law, and shall not be entitled to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that he, she, or it is not subject personally to the jurisdiction of one of the above-named courts, that he, she, or it is immune from extraterritorial injunctive relief or other injunctive relief, that he, she, or its property is exempt or immune from attachment or execution, that any action, suit or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter of this Agreement may not be enforced in or by any one of the above-named courts. Each Unitholder, Member, or other party to this Agreement shall be subject to service of process in any suit, action or proceeding in any manner permitted by the laws of the State of Missouri, shall be subject to service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to this Agreement on the records of the Company (on grounds that it is reasonably calculated to give actual notice) and waives and shall not be entitled to assert by way of motion, as a defense or otherwise, in any action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. The provisions of this Section shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Missouri.

Section 8.12  Waiver of Jury Trial.

To the extent not prohibited by applicable law which cannot be waived, the Company and each of the Unitholders and Members waive and shall not be entitled to assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this Agreement or the subject matter of this Agreement, whether now existing or arising later and whether sounding in tort or contract or otherwise.